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EXHIBIT 99.1

NEWS RELEASE
TC PipeLines, LP Announces Pricing of Secondary Offering

Calgary, Alberta — March 17, 2005 — (Nasdaq: TCLP) — TC PipeLines, LP (the Partnership) today announced the pricing of the previously announced offering of 3,500,000 common units owned by its general partner and an affiliate, both indirect subsidiaries of TransCanada Corporation (TransCanada). TransCanada has priced the 3,500,000 common units at $37.04 US per unit based on the closing price of the units on the Nasdaq National Market on March 17, 2005 resulting in net proceeds to TransCanada of approximately $124 million US. The Partnership will not receive any proceeds from the sale of the common units offered. The underwriters have the option to purchase up to 525,000 additional units on the same terms and conditions to the extent more than 3,500,000 common units are sold in the offering.

The offering is being made under the Partnership's existing shelf registration statement. After the offering, subsidiaries of TransCanada will continue to own the Partnership's general partner interest as well as approximately 12 per cent of the Partnership's limited partner interest, assuming the underwriters' option to purchase additional units is not exercised.

The offering is being led by Citigroup Global Markets Inc. and Lehman Brothers Inc. and is expected to close March 23, 2005. In addition, UBS Securities LLC, Goldman, Sachs & Co. and A.G. Edwards Inc. are co-managing underwriters.

A copy of the final prospectus supplement and related base prospectus for this offering can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, email: monica_castillo@adp.com, or from Citigroup Global Markets Inc., 140 58th Street, Brooklyn, NY 11220. Any direct requests to Citigroup should be made to the Prospectus Dept by telephone 718-765-6732 or by fax at 718-765-6734.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the limited partnership interests described herein, nor shall there be any sale of these limited partnership interests in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

TC PipeLines, LP is a publicly held limited partnership. It owns a 30 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline, which is owned 70 per cent by Northern Border Partners, L.P., a publicly traded master limited partnership controlled by affiliates of ONEOK, Inc., owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile interstate pipeline system that transports natural gas to Nevada from Oregon, where it interconnects to TransCanada's GTN System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., a wholly owned subsidiary of TransCanada PipeLines Limited. Subsidiaries of TransCanada also hold common units of the Partnership. Common units of TC PipeLines, LP are quoted on the Nasdaq Stock Market and trade under the symbol "TCLP." For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Media Inquiries:

Kurt Kadatz / Hejdi Feick
(403) 920-7859 or (800) 608-7859

Unitholder and Analyst Inquiries:

David Moneta
(877) 290-2772
Email: investor_relations@tcpipelineslp.com

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EXHIBIT 99.1